Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 10 to Registration Statement No. 333-178049 of our report dated March 29, 2011 (November 18, 2011 as to Note 6 and 10 and February 9, 2012 as to the effects of the reverse stock split described in Note 13), relating to the financial statements of Synacor, Inc. appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Williamsville, New York

February 9, 2012